UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 20, 2012

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02   Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On September 20, 2012, Ecolab announced that Thomas W. Handley has been appointed to the position of President and Chief Operating Officer effective immediately.  Mr. Handley, age 57, has been with Ecolab since 2003 and prior to his appointment was the Senior Executive Vice President and President — Global Food & Beverage and Asia Pacific Latin America, assuming leadership of the Global Food & Beverage sector in September 2009 and adding leadership of the Asia Pacific and Latin America sectors in January 2011. Previously, Mr. Handley served as President, Industrial and Services North America Sector from December 2007 to August 2009 and as Executive Vice President, Industrial Sector from April 2006 to November 2007. He has also served as Executive Vice President of the Specialty and Services Sector and as Senior Vice President of Strategic Planning. Prior to joining Ecolab, Mr. Handley spent 22 years at Procter & Gamble in a variety of marketing, strategic planning and general management roles, including assignments in Procter & Gamble’s consumer products, international and foodservice businesses. Mr. Handley has an M.B.A. from the University of Chicago and a B.A. degree from Claremont-McKenna College. He serves as a member of the Board of Directors of H.B. Fuller Company.

Mr. Handley will be entitled to continue to participate in Ecolab’s regular compensation arrangements for executive officers.  Information regarding such arrangements is included in the definitive proxy statement relating to Ecolab’s 2012 annual meeting of stockholders filed with the SEC on March 16, 2012, and is incorporated herein by reference.

There is no transaction between Handley (and his immediate family) and Ecolab that requires disclosure in accordance with Item 404(a) of Regulation S-K.

A copy of the News Release issued by Ecolab in connection with this report under Item 5.02 is attached as Exhibit (99).

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

(99)                                                   Ecolab Inc. News Release dated September 20, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: September 20, 2012	By:	/s/Michael C. McCormick
Michael C. McCormick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

(99)	Ecolab Inc. News Release dated September 20, 2012.	Filed herewith electronically.